As filed with the Securities and Exchange Commission on June 9, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IKANOS COMMUNICATIONS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	47669 Fremont Boulevard Fremont, CA 94538	73-1721486
(State or other jurisdiction of incorporation or organization)	(Address, including zip code, of Registrant’s principal executive offices)	(IRS Employer Identification No.)

2014 Stock Incentive Plan

(Full title of the plans)

Omid Tahernia

President, Chief Executive Officer, and Director

Ikanos Communications, Inc.

47669 Fremont Boulevard

Fremont, CA 94538

(Name and address of agent for service)

Copy to:

Allison Leopold Tilley, Esq.

Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover Street

Palo Alto, CA 94304

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered(1)	Amount To Be Registered(2)	Proposed Maximum Offering Price per Share(3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share	30,000,000 shares	$0.44	$13,200,000	$1,700

(1)	The securities to be registered include options and rights to acquire Common Stock.
(2)	Pursuant to Rule 416, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend, recapitalization or any other similar transaction effected without receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.
(3)	Offering prices of shares and options to purchase shares that have not yet been granted as of the date of this Registration Statement are estimated pursuant to Rules 457(h) and 457(c) under the Securities Act of 1933, as amended, solely for the purposes of calculating the registration fee, based on the average of the high and low prices of our Common Stock as reported on the Nasdaq Capital Market on June 6, 2014. Offering prices are estimated solely for the purpose of calculating the registration fee.

The Registration Statement becomes effective upon filing in accordance with Rule 462 under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Program Annual Information.*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (Securities Act) and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (SEC) are hereby incorporated by reference in this Registration Statement:

(a) Registrant’s Annual Report on Form 10-K (File No. 000-51532) for the fiscal year ended December 29, 2013.

(b) Registrant’s Quarterly Report on Form 10-Q (File No. 000-51532) for the quarter ended March 30, 2014.

(c) Registrant’s Current Reports on Form 8-K (File No. 000-51532) filed with the SEC on January 31, 2014, February 24, 2014, March 12, 2014, March 21, 2014, April 25, 2014, and June 5, 2014.

(d) The description of the Registrant’s common stock contained in the Registration Statement on Form 8-A (File No. 000-51532) filed with the SEC on September 19, 2005 pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (Exchange Act), including all material incorporated by reference therein and any subsequently filed amendments or reports filed for the purpose of updating such description.

In addition, all documents filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any portions thereof furnished by the Registrant, including but not limited to information furnished under Item 2.02 and Item 7.01 and any exhibits relating to Item 2.02 or Item 7.01 furnished under Item 9.01 of Form 8-K and any certification required by 18 U.S.C. § 1350), on or after the date of this Registration Statement, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any subsequently filed document that is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the shares of common stock offered hereby has been passed upon for the Registrant by Pillsbury Winthrop Shaw Pittman LLP, Palo Alto, California.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation’s board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Article VI of the Registrant’s Amended and Restated Certificate of Incorporation (Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended July 3, 2011) and Article VI of the Registrant’s Bylaws (Exhibit 3.1 to the Current Report on Form 8-K filed on January 31, 2014) provide for indemnification of the Registrant’s directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law.

The Registrant has entered into Indemnification Agreements (Exhibit 10.1 to the Registration Statement on Form S-1 on June 25, 2004) with its officers and directors that will require the Registrant to, among other things, indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP.

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).

24.1	Power of Attorney (see page 4).

99.1*	2014 Stock Incentive Plan (incorporated by reference to the Registrant’s 2014 Proxy Statement on Schedule 14A (File No. 000-51532) filed on April 23, 2014).

*	Indicates management contract or compensatory plan or arrangement.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act

(and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on the 9th day of June, 2014.

IKANOS COMMUNICATIONS, INC.

By:	/s/ Omid Tahernia
Omid Tahernia
President, Chief Executive Officer, and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Omid Tahernia, Dennis Bencala, and Andrew Hughes, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-8 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-facts and agents, or his substitute or substitutes, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

Signature	Title	Date

/s/ Omid Tahernia	President, Chief Executive Officer, and Director	June 9, 2014
Omid Tahernia	(Principal Executive Officer)

/s/ Dennis Bencala	Chief Financial Officer and Vice President of Finance	June 9, 2014
Dennis Bencala	(Principal Financial and Accounting Officer)

/s/ Diosdado P. Banatao	Chairman of the Board and Director	June 9, 2014
Diosdado P. Banatao

/s/ Jason W. Cohenour	Director	June 9, 2014
Jason W. Cohenour

/s/ Danial Faizullabhoy	Director	June 9, 2014
Danial Faizullabhoy

/s/ Frederick M. Lax	Director	June 9, 2014
Frederick M. Lax

/s/ George Pavlov	Director	June 9, 2014
George Pavlov

/s/ James Smaha	Director	June 9, 2014
James Smaha

INDEX TO EXHIBITS

Exhibit No.	Description

5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP.

23.1	Consent of PricewaterhouseCoopers, LLP, independent registered public accounting firm.

23.2	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).

24.1	Power of Attorney (see page 4).

99.1*	2014 Stock Incentive Plan (incorporated by reference to the Registrant’s 2014 Proxy Statement on Schedule 14A (File No. 000-51532) filed on April 23, 2014)

*	Indicates management contract or compensatory plan or arrangement.